Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Employment Agreement”) is executed as of the Execution Date (as defined in Section 1 below) but made effective as of January 1, 2011, between RES-CARE, INC., a Kentucky corporation (the “Company”), and RALPH G. GRONEFELD, JR. (the “Employee”).

RECITALS:

WHEREAS, the Company and Employee previously entered into that certain Employment Agreement effective as of July 1, 2006, as amended (the “Prior Agreement”);

WHEREAS, the Company wishes to offer the Employee a new long-term employment agreement which will supersede the Prior Agreement; and

WHEREAS, the Company and the Employee have reached agreement on the terms and conditions of such agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

1.         Employment and Term.  The Company hereby employs the Employee, and the Employee accepts such employment, upon the terms and conditions herein set forth for an initial term commencing effective January 1, 2011 (the “Commencement Date”), and ending on December 31, 2015, subject to earlier termination only in accordance with the express provisions of this Employment Agreement (“Initial Term”).  This Employment Agreement shall be automatically extended for successive periods of one (1) year each (the “Additional Term(s)”) on the same terms and conditions unless not less than sixty (60) days prior to the last day of the Initial Term or the then effective Additional Term, as applicable, either the Company or Employee gives written notice to the other of such party’s intent to not so extend the Term.  The Initial Term and any effective Additional Terms shall be collectively referred to as the “Term.”  For purposes of this Employment Agreement, the term “Execution Date” shall mean the later of (i) the date this Employment Agreement is signed by the Employee and (ii) the date this Employment Agreement is signed on behalf of the Company.

2.         Duties.

(a)        Employment as President and Chief Executive Officer of the Company.  During the Term, the Employee shall serve as the President and Chief Executive Officer of the Company.  During the Term, subject to the supervision and control of the Board of Directors of the Company (the “Board”), the Employee shall have the responsibility for management and oversight of the Company, its subsidiaries and all of the operations of the Company and its subsidiaries and shall perform such additional duties as may be prescribed from time to time by the Board, including, without limitation, serving as an officer or director of the Company and/or one or more subsidiaries or affiliates of the Company, if elected to such positions, without any additional salary or other compensation. The Employee shall serve as a member of the Resource Center’s Leadership Team and may be a “named executive officer” for purposes of the Company’s public filings under the securities laws.  As such, Employee acknowledges and accepts responsibility, with the other “named executive officers” of the Company and other officers and employees of the Company, to ensure the Company’s public filings adequately satisfy all disclosure requirements.  In addition, Employee acknowledges that Employee’s biography, qualifications and compensation will be disclosed in such public filings.

(b)        Time and Effort.  The Employee shall devote his best efforts on a full-time basis and all of his business time, energies and talents exclusively to the business of the Company and to no other business during the Term of this Employment Agreement; provided, however, that subject to the restrictions in Section 7 hereof, the Employee may (i) invest his personal assets in such form or manner as will not require his services in the operation of the affairs of the entities in which such investments are made, (ii) subject to satisfactory performance of the duties described in Section 2(a) hereof, devote such time as may be reasonably required for him to continue to maintain his current level of participation in various civic and charitable activities, and (iii) subject to satisfactory performance of the duties described in paragraph 2(a) of this Employment Agreement, devote such time as may be reasonably required for him to serve as a director on various non-profit boards of directors.  Any service by Employee during the Term on any for-profit boards of directors shall be subject to the prior approval of the Board.

(c)        Employee Certification of Eligibility.  Not less frequently than annually and upon the termination of the Employee’s employment hereunder for any reason other than Employee’s death, the Employee shall execute and deliver to the Chairman of the Board (the “Chairman”) and/or any other authorized officer designated by the Company a certificate (ResCare Annual Employment Re-Certification Eligibility Form) confirming, to the best of the Employee’s knowledge, that the Employee remains eligible for employment with the Company.  This same certificate will certify that the Employee has complied with applicable laws, regulations and Company policies regarding the provision of services to clients and billings to its paying agencies, Company policies on training, Drug and Alcohol-Free Program, Prohibition of Harassment, Affirmative Action Equal Employment Opportunity and Violence in the Workplace.  This statement shall state that the Employee is not aware of any such violation by other employees, independent contractors, vendors, or other individuals performing services for the Company and its subsidiaries that they did not report as appropriate.

3.         Compensation and Benefits.

(a)        Base Salary.  The Company shall pay to the Employee during the Term an annual salary (the “Base Salary”), which initially shall be $440,000.  The Base Salary shall be due and payable in substantially equal bi-weekly installments or in such other installments as may be necessary to comport with the Company’s normal pay periods for all employees.  The Base Salary may be adjusted from time to time for changes in the Employee’s responsibilities or for market conditions.

(b)        Incentive Plan.  During the Term, the Employee shall be eligible for incentive compensation in accordance with the Res-Care, Inc. Non-Equity Incentive Plan (the “Incentive Plan”).  Shortly after the beginning of each calendar year, the Company’s Board of Directors will establish a target of earnings before taxes, interest, depreciation and amortization of the Company and its subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied (“EBITDA”), for such calendar year (the “Annual EBITDA Target”).  In no event shall Employee earn any amount under the Incentive Plan for any calendar year during the Term unless the actual Company EBITDA for such calendar year equals or exceeds ninety percent (90%) of the Annual EBITDA Target for such calendar year.  For all purposes of this Employment Agreement, in determining the actual EBITDA of the Company and its subsidiaries for each calendar year, the Executive Compensation Committee of the Board of Directors (the “Compensation Committee”) may make such good faith adjustments to EBITDA as it determines in its sole discretion are appropriate to reflect non-recurring or unusual items, including, without limitation, to give effect on a pro forma basis to any acquisition of stock or assets of other persons by the Company or a subsidiary thereof. The amount payable under the Incentive Plan to Employee for each full calendar year during the Term shall equal the Base Salary actually paid to the Employee for such calendar year multiplied by the sum of the Approved Professional Performance Percentage and the Approved Company Performance Percentage (as determined below) for such calendar year.  The maximum percentage of the Approved Professional Performance Percentage for Employee shall be thirty percent (30%) and the maximum percentage of the Approved Company Performance Percentage shall be seventy percent (70%).  The sum of the Approved Professional Performance Percentage and the Approved Company Performance Percentage for each calendar year shall be referred to herein as the “Incentive Percentage.”  For each calendar year the maximum Incentive Percentage shall be one hundred percent (100%).

(i)         Not later than March 15 of each calendar year, the Compensation Committee shall establish the professional performance criteria for Employee for such calendar year to be used in calculating the Approved Professional Performance Percentage.  The professional performance criteria for Employee for the calendar year 2011 are set forth on Exhibit A attached hereto.  The Approved Professional Performance Percentage for each calendar year during the Term shall be equal to (A) thirty percent (30%) multiplied by (B) the ratio of the number of professional performance criteria satisfied by Employee for the calendar year to the total number of professional performance criteria for the calendar year. However, notwithstanding anything in this Employment Agreement to the contrary, the Approved Professional Performance Percentage shall be zero unless the actual Company EBITDA for the respective calendar year equals or exceeds ninety percent (90%) of the Annual EBITDA Target for such calendar year.

(ii)        If the Company and its subsidiaries meet or exceed the Annual EBITDA Target for a calendar year, the Approved Company Performance Percentage for such calendar year shall be seventy percent (70%).  Notwithstanding anything in this Employment Agreement to the contrary, the Approved Company Performance Percentage shall be zero unless the actual Company EBITDA for the respective calendar year equals or exceeds the Annual EBITDA Target for such calendar year.

After any target or percentage described in this paragraph (b) has been established by the Company’s Board of Directors or Compensation Committee, as applicable, for any calendar year, such target or percentage shall not be increased or decreased for such calendar year for purposes of this paragraph (b) or for purposes of paragraph (c) of this Section 3.  Any annual incentive earned by the Employee under the Incentive Plan for any calendar year during the Term shall be paid by the Company in cash to the Employee in the year following the year for which it is earned, and not later than the later of (x) seventy-four (74) days after the end of the applicable calendar year or (y) the date of date of delivery to the Company of the audited consolidated financial statements of the Company and its subsidiaries for such calendar year, provided that Employee remains employed through December 31 of the year for which the incentive bonus is earned.  Any amounts earned by the Employee under the Incentive Plan shall be hereinafter referred to as the “Incentive Bonus.”

(c)        Grant of Stock Options.

(i)         Primary Grant.  As an inducement for the execution of this Employment Agreement by the Employee, on the date of approval by the Compensation Committee, which date shall not be more than sixty (60) days after the Execution Date (the “Grant Date”), the Employee shall be granted options to purchase seven hundred fourteen (714) shares of the Class A common stock, $0.01 par value per share, of Onex Rescare Holdings Corp., a Delaware corporation and the parent corporation of the Company (“Onex Rescare”).  Such stock options (the “Primary Options’) shall be granted pursuant to and, to the extent not expressly inconsistent herewith, governed by the Onex Rescare Holdings Corp. Stock Option Plan (the “Stock Plan”) and the Nonstatutory Stock Option Agreement in the form attached hereto as Exhibit B.  Provided the Employee shall continue to be employed hereunder, twenty percent (20%) of the Primary Options shall vest and be exercisable on each of the first five (5) anniversaries of the Grant Date (with such number of shares to be adjusted in accordance with the terms of the Stock Plan for stock splits, stock dividends, recapitalizations and the like).  Any Primary Options that shall not be vested at the effective date of termination of the Employee’s employment hereunder shall expire and any vested Primary Options shall expire in accordance with the terms of the Stock Plan.  The Primary Options shall have an exercise price equal to $5,000 per share.

(ii)        Extra Grant.  As a further inducement for the execution of this Employment Agreement by the Employee, on the Grant Date, the Employee shall be granted options to purchase ninety-five (95) shares of the Class A common stock, $0.01 par value per share, of Onex Rescare.  Such stock options (the “Extra Options”) shall be granted pursuant to and, to the extent not expressly inconsistent herewith, governed by the Stock Plan and the Nonstatutory Stock Option Agreement in the form attached hereto as Exhibit C (the “Extra Option Agreement”).  All of the Extra Options shall be fully vested on the Grant Date.  However, the Extra Options may only be exercised to the extent that the Equity Value Per Share (as defined in the Extra Option Agreement) at the time of exercise is at least three hundred percent (300%) of the Equity Value Per Share at the Closing Date (as defined in the Extra Option Agreement).  The number of Extra Option shares will be adjusted in accordance with the terms of the Stock Plan for stock splits, stock dividends, recapitalizations and the like.  Any Extra Options shall expire in accordance with the terms of the Stock Plan.  The Extra Options shall have an exercise price equal to $5,000 per share.

(d)        Participation in Benefit Plans.  During the Term, Employee shall be entitled to participate in all employee benefit plans and programs (including but not limited to paid time off policies, retirement and profit sharing plans, health insurance, etc.) provided by the Company under which the Employee is eligible in accordance with the terms of such plans and programs.  The Company reserves the right to amend, modify or terminate in their entirety any of such programs and plans. The Company shall pay that portion of the reasonable and customary costs of an annual executive physical at the Mayo Clinic or other mutually agreeable medical facility certified by the American Medical Association which is not paid by the Employee’s health insurance coverage (whether provided by the Company or Employee’s spouse’s employer).  Employee shall promptly advise the Chairman or a designated member of the Board with any medical conditions identified in such physical that might adversely affect the performance of his duties hereunder.  Reimbursement for a physical will be paid within a reasonable time after submission of the reimbursement request and no later than the last day of the Employee’s taxable year following the taxable year in which the expense is incurred.

(e)        Out-of-Pocket Expenses.  The Company shall promptly pay the ordinary, necessary and reasonable expenses incurred by the Employee in the performance of the Employee’s duties hereunder (or if such expenses are paid directly by the Employee shall promptly reimburse him for such payment), consistent with the reimbursement policies adopted by the Company from time to time and subject to the prior written approval by the Chairman.  Any reimbursements made under this Section 3(e) will be paid no later than the last day of the Employee’s taxable year following the taxable year in which the expense is incurred.

(f)         Withholding of Taxes; Income Tax Treatment.  If, upon the payment of any compensation or benefit to the Employee under this Employment Agreement (including, without limitation, in connection with the grant of any stock options or payment of any bonus or benefit), the Company determines in its discretion that it is required to withhold or provide for the payment in any manner of taxes, including but not limited to, federal income or social security taxes, state income taxes or local income taxes, the Employee agrees that the Company may satisfy such requirement by:

(i)         withholding an amount necessary to satisfy such withholding requirement from the Employee’s compensation or benefit; or

(ii)        conditioning the payment or transfer of such compensation or benefit upon the Employee’s payment to the Company of an amount sufficient to satisfy such withholding requirement.

The Employee agrees that he will treat all of the amounts payable pursuant to this Employment Agreement as compensation for income tax purposes.

4.         Termination.  The Employee’s employment hereunder may be terminated under this Employment Agreement as follows, subject to the Employee’s rights pursuant to Section 5 hereof:

(a)        Death.  The Employee’s employment hereunder shall terminate upon his death.

(b)          Disability.  The Employee’s employment shall terminate hereunder at the earlier of (i) immediately upon the Company’s determination (conveyed by a Notice of Termination (as defined in paragraph (f) of this Section 4)) that the Employee is permanently disabled, and (ii) the Employee’s absence from his duties hereunder for 180 days.  “Permanent disability” for purposes of this Employment Agreement shall mean the onset of a physical or mental disability which prevents the Employee from performing the essential functions of the Employee’s duties hereunder, which is expected to continue for 180 days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended.

(c)        Cause.  The Company may terminate the Employee’s employment hereunder for Cause.  For purposes of this Employment Agreement, the Company shall have “Cause” to terminate the Employee’s employment because of the Employee’s breach of fiduciary duty involving personal profit, repeated and gross neglect of or failure to perform his material duties under this Employment Agreement, or conviction of, or plea of nolo contendere to, any law, rule or regulation (other than traffic violations or similar offenses).

(d)        Without Cause.  The Company may terminate the Employee’s employment under this Employment Agreement at any time without Cause (as defined in paragraph (c) of this Section 4) by delivery of a Notice of Termination specifying a date of termination at least thirty (30) days following delivery of such notice.

(e)        Voluntary Termination.  By not less than thirty (30) days prior written notice to the Chairman, Employee may voluntarily terminate his employment hereunder.

(f)         Notice of Termination.  Any termination of the Employee’s employment by the Company during the Term pursuant to paragraphs (b), (c) or (d) of this Section 4 shall be communicated by a Notice of Termination from the Company to the Employee.  Any termination of the Employee’s employment by the Employee during the Term pursuant to paragraph (e) of this Section 4 shall be communicated by a Notice of Termination from Employee to the Company.  For purposes of this Employment Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and in the case of any termination for Cause shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment.

(g)        Date of Termination.  The “Date of Termination” shall, for purposes of this Employment Agreement, mean:  (i) if the Employee’s employment is terminated by his death, the date of his death; (ii) if the Employee’s employment is terminated on account of disability pursuant to Section 4(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not, during such 30-day period, have returned to the performance of his duties on a full-time basis), (iii) if the Employee’s employment is terminated by the Company for Cause pursuant to Section 4(c) above, the date specified in the Notice of Termination, (iv) if the Employee’s employment is terminated by the Company without Cause, pursuant to Section 4(d) above, the date specified in the Notice of Termination, (v) if the Employee’s employment is terminated voluntarily pursuant to Section 4(e) above, the date specified in the Notice of Termination, and (vi) if the Employee’s employment is terminated by reason of an election by either party not to extend the Term, the last day of the then effective Term.

Provided that, for purposes of the timing of payments triggered by the Date of Termination under Section 5, Date of Termination shall not be considered to have occurred until the date the Employee and the Company reasonably anticipate that (i) Employee will not perform any further services for the Company or any other entity considered a single employer with the Company under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (“Code”) (but substituting fifty percent (50%) for eighty percent (80%) in the application thereof) (the “Employer Group”), or (ii) the level of bona fide services Employee will perform for the Employer Group after that date will permanently decrease to less than fifty percent (50%) of the average level of bona fide services performed over the previous thirty-six (36) months (or if shorter over the duration of service).  For this purpose, service performed as an employee or as an independent contractor is counted, except that service as a member of the board of directors of an Employer Group entity is not counted unless termination benefits under this Employment Agreement are aggregated for purposes of Section 409A of the Code with benefits under any other Employer Group plan or agreement in which Employee also participates as a director.  Employee will not be treated as having a termination of Employee’s employment while Employee is on military leave, sick leave or other bona fide leave of absence if the leave does not exceed six (6) months or, if longer, the period during which Employee has a reemployment right under statute or contract.  If a bona fide leave of absence extends beyond six (6) months, Employee’s employment will be considered to terminate on the first day after the end of such six (6) month period, or on the day after Employee’s statutory or contractual reemployment right lapses, if later.  The Company will determine when Employee’s Date of Termination occurs based on all relevant facts and circumstances, in accordance with Treasury Regulation Section 1.409A-1(h).

5.         Compensation upon Termination or During Disability; Change of Control.

(a)        Death.  If the Employee’s employment shall be terminated by reason of his death during the Term, the Employee shall continue to receive installments of his then current Base Salary until the date of his death and shall receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the date of his death and a pro-rated Incentive Bonus for the current calendar year for the period ending on the date of his death.

(b)        Disability.  During any period of disability and prior to termination pursuant to Section 4(b) by reason of disability, Employee shall be compensated as provided in this paragraph (b).  During any waiting period prior to receiving short or long-term disability payments, Employee shall be required to use available Paid Time Off (“PTO”).  After available PTO is exhausted, Employee shall be required to use Emergency Leave Reserve (“ELR”) time.  Once Employee has exhausted any available ELR, Employee shall continue to be paid Employee’s then current Base Salary until short-term disability payments to Employee commence under any plan or program then provided and funded by the Company.  If the benefits payable under any such disability plan or program do not provide 100% replacement of the Employee’s installments of Base Salary during such period, Employee shall be paid at regular payroll intervals the difference between the periodic installments of Employee’s then current Base Salary that would have otherwise been payable and the disability benefit paid from such disability plan or program.  Upon termination pursuant to Section 4(b) hereof, the above provisions of this paragraph (b) shall no longer apply and Employee shall be entitled to any earned but unpaid Incentive Bonus for any calendar year ended prior to the date Employee’s period of disability commenced.

(c)        Cause.  If the Employee’s employment shall be terminated for Cause, the Employee shall continue to receive installments of his then current Base Salary only through the Date of Termination and the Employee shall not be entitled to receive any Incentive Bonus (other than any earned but unpaid Incentive Bonus for any prior calendar year), and shall not be eligible for any severance payment of any nature.

(d)        Without Cause.  If the Employee’s employment is terminated without Cause and paragraph (h) of this Section 5 shall not be applicable, the Employee shall receive an amount equal to twice his then current Base Salary which amount shall be payable in equal monthly installments during the period commencing with the Date of Termination and ending on March 15 of the calendar year immediately following the Date of Termination.  The Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination and a pro-rated Incentive Bonus for the current calendar year for the period ending on the Date of Termination.

(e)        Expiration of Term.  If the Employee’s employment shall be terminated by reason of expiration of the Term by reason of Employee’s election not to extend the Term, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and shall also be entitled to receive any earned but unpaid Incentive Bonus for the last calendar year of the Term.  If the Employee’s employment shall be terminated by reason of expiration of the Term by reason of the Company’s election not to extend the Term, the Employee shall receive an amount equal to twice his then current Base Salary which amount shall be payable in equal monthly installments during the period commencing with the Date of Termination and ending on March 15 of the calendar year immediately following the Date of Termination and shall also be entitled to receive any earned but unpaid Incentive Bonus for last calendar year of the Term.

(f)         Voluntary Termination for Good Reason.  If the Employee shall voluntarily terminate his employment hereunder for Good Reason (as defined below), the Employee shall receive an amount equal to twice his then current Base Salary which amount shall be payable in equal monthly installments during the period commencing with the Date of Termination and ending on March 15 of the calendar year immediately following the Date of Termination.  The Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination and a pro-rated Incentive Bonus for the current calendar year for the period ending on the Date of Termination.  “Good Reason” means: (A) the assignment to Employee of any duties inconsistent with his status as President and Chief Executive Officer of the Company or a material adverse alteration in the nature or status of his responsibilities from those provided herein or the transfer of a significant portion of such responsibilities to one or more other persons, in all such cases without the prior written consent of Employee, which assignment, alteration or transfer is not rescinded within such 30-day period after such written notice; (B) the failure by the Company to pay or provide to Employee, within thirty (30) days of a written demand for the same, any amount of compensation or any benefit which is due, owing and payable pursuant to the terms hereof or of any applicable plan, program, arrangement or policy and which is then unpaid; (C) a requirement, without Employee’s consent, to move Employee’s principal office location more than twenty-five (25) miles from the location of the Company’s executive offices as of the Execution Date; or (D) the breach in any material respect by the Company of any of its other obligations or agreements set forth herein, and the failure by the Company to cure such breach within thirty (30) days after written notice thereof from Employee.  In each case, Employee must give the Company notice of the Good Reason condition within ninety (90) days of the initial existence of the condition, and Employee’s Date of Termination must occur within a period of time not to exceed two (2) years (or such shorter period as provided in this Employment Agreement) following the initial existence of one or more of the good reason conditions set forth in this Employment Agreement, or any termination will not be considered to be for Good Reason.  The occurrence of a Change of Control (as defined in paragraph (h) below) shall not, by itself, constitute Good Reason hereunder.

(g)        Voluntary Termination Other Than for Good Reason.  If the Employee shall voluntarily terminate his employment hereunder for other than Good Reason, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and the Employee shall not be entitled to receive any then unpaid Incentive Bonus (other than any earned but unpaid Incentive Bonus for any calendar year ending prior to the date Employee gives Notice of Termination), and shall not be entitled to any severance payment of any nature.

(h)        Change of Control.  For purposes of this paragraph (h), “Change of Control” means (i) an event or series of events which have the effect of any “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, other than (x) Onex Corporation, Onex Partners III LP or any of their respective affiliates (as defined in Rule 12b-2 under the Exchange Act) or any group including any of the foregoing and (y) any trustee or other fiduciary holding securities of the Company under any employee benefit plan of the Company, becoming the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding capital stock; (ii) any merger, consolidation, share exchange, recapitalization or other transaction in which any person other than Onex Corporation, Onex Partners III LP or any of their respective affiliates or any group including any of the foregoing becomes the beneficial owner of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding capital stock; (iii) all or substantially all of the business of the Company is disposed of pursuant to a partial or complete liquidation, sale of assets, or otherwise.  If a Change of Control has occurred with respect to the Company and within two (2) years after the occurrence of such Change of Control, either --

(i)         the Employee’s employment shall be terminated by the Company without Cause, or

(ii)        the Employee shall terminate his employment for Good Reason, then

Employee shall be entitled to receive a lump sum payment equal to the greater of (x) the unpaid amount of Employee’s Base Salary for the balance of the then effective Term and (y) the Employee’s then current Base Salary multiplied by three (3).  The Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination and a pro-rated Incentive Bonus for the current calendar year for the period ending on the Date of Termination.

(i)         No Further Obligations after Payment.  After all payments, if any, have been made to the Employee pursuant to the applicable provisions of paragraphs (a) through (h) of this Section 5, the Company shall have no further obligations to the Employee under this Employment Agreement other than the provision of any employee benefit plan required to be continued under applicable law or by its terms.

(j)         Payment of Incentive Bonus.  If Employee will be paid an earned but unpaid Incentive Bonus for any calendar year ending prior to his Date of Termination under the above provisions of this Section 5, the Bonus for the prior calendar year will be paid at the normal time as paid to employees whose employment has not terminated.  If Employee is due a pro-rated Incentive Bonus for the calendar year in which Employee’s Date of Termination occurs, the pro-rated bonus for the year of the Date of Termination shall be paid in the calendar year after year the Date of Termination occurs, and at the normal payment timing for Incentive Bonus payments, and such pro-rata bonus shall be based on whether the actual performance measures for such Incentive Bonus period were met at the normal time for measuring such performance measures.

6.         Duties Upon Termination.  Upon the termination of Employee’s employment hereunder for any reason whatsoever (including but not limited to the failure of the parties hereto to agree to the extension of this Employment Agreement pursuant to Section 1 hereof), Employee shall promptly (a) comply with his obligation to deliver an executed exit interview document as provided in accordance with Company policy, and (b) return to the Company any property of the Company or its subsidiaries then in Employee’s possession or control, including without limitation, any Confidential Information (as defined in Section 7(d)(iii) hereof) and whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans, documents or other records, and any manuals, drawings, tape recordings, computer programs, discs, and any other physical representations of any other information relating to the Company, its subsidiaries or affiliates or to the Business (as defined in Section 7(d)(iv) hereof) of the Company.  Employee hereby acknowledges that any and all of such documents, items, physical representations and information are and shall remain at all times the exclusive property of the Company.

7.         Restrictive Covenants.

(a)        Acknowledgments.  Employee acknowledges that (i) his services hereunder are of a special, unique and extraordinary character and that his position with the Company places him in a position of confidence and trust with the operations of the Company, its subsidiaries and affiliates (collectively, the “Res-Care Companies”) and allows him access to Confidential Information, (ii) the Company has provided Employee with a unique opportunity as President and Chief Executive Officer of the Company, (iii) the nature and periods of the restrictions imposed by the covenants contained in this Section 7 are fair, reasonable and necessary to protect and preserve for the Company the benefits of Employee’s employment hereunder, (iv) the Res-Care Companies would sustain great and irreparable loss and damage if Employee were to breach any of such covenants, (v) the Res-Care Companies conduct and are aggressively pursuing the conduct of their business actively in and throughout the entire Territory (as defined in paragraph (d)(ii) of this Section 7), and (vi) the Territory is reasonably sized because the current Business of the Res-Care Companies is conducted throughout such geographical area, the Res-Care Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Res-Care Companies require the entire Territory for profitable operations.

(b)        Confidentiality and Non-disparagement Covenants. Having acknowledged the foregoing, Employee covenants that without limitation as to time, (i) commencing on the Commencement Date, he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other Person (as defined in paragraph (d)(v) of this Section 7), except as may be necessary in the performance of his duties hereunder, any Confidential Information, and (ii) commencing on the Date of Termination, he will not disparage or comment negatively about any of the Res-Care Companies, or their respective officers, directors, employees, policies or practices, and he will not discourage anyone from doing business with any of the Res-Care Companies and will not encourage anyone to withdraw their employment with any of the Res-Care Companies.

(c)        Covenants.  Having acknowledged the statements in Section 7(a) hereof, Employee covenants and agrees with the Res-Care Companies that he will not, directly or indirectly, from the Commencement Date until the Date of Termination, and for a period of twenty-four (24) months thereafter, directly or indirectly (i) offer employment to, hire, solicit, divert or appropriate to himself or any other Person, any business or services (similar in nature to the Business) of any Person who was an employee or an agent of any of the Res-Care Companies at any time during the last twelve (12) months of Employee’s employment hereunder; or (ii) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in the Business of the Res-Care Companies within the Territory.  The Employee further agrees that from the Commencement Date until the Date of Termination, he will not undertake any planning for or organization of any business activity that would be competitive with the Business. Notwithstanding the foregoing, Employee agrees that if this Employment Agreement shall be terminated by reason of expiration of the Term (irrespective of which party elected not to extend the Term), the covenants in this paragraph (c) shall survive the expiration thereof until twenty-four (24) months after the last day of employment of Employee by any Res-Care Company.

(d)        Definitions.  For purposes of this Employment Agreement:

(i)         For purposes of this Section 7, “termination of Employee’s employment” shall include any termination pursuant to paragraphs (b), (c) and (d) of Section 4 hereof, the termination of such Employee’s employment by reason of the failure of the parties hereto to agree to the extension of this Agreement pursuant to Section 1 hereof or the voluntary termination of Employee’s employment hereunder.

(ii)        The “Territory” shall mean the fifty (50) states of the United States, the United States Virgin Islands, Puerto Rico, all of the Provinces of Canada, all of the countries of the European Union, Switzerland and Norway.

(iii)       “Confidential Information” shall mean any business information relating to the Res-Care Companies or to the Business (whether or not constituting a trade secret), which has been or is treated by any of the Res-Care Companies as proprietary and confidential and which is not generally known or ascertainable through proper means.  Without limiting the generality of the foregoing, so long as such information is not generally known or ascertainable by proper means and is treated by the Res-Care Companies as proprietary and confidential, Confidential Information shall include the following information regarding any of the Res-Care Companies:

(1)          any patent, patent application, copyright, trademark, trade name, service mark, service name, “know-how” or trade secrets;

(2)          customer lists and information relating to (i) any client of any of the Res-Care Companies or (ii) any client of the operations of any other Person for which operations any of the Res-Care Companies provides management services;

(3)          supplier lists, pricing policies, consulting contracts and competitive bid information;

(4)          records, compliance and/or operational methods and Company policies and procedures, including manuals and forms;

(5)          marketing data, plans and strategies;

(6)          business acquisition, development, expansion or capital investment plan or activities;

(7)          software and any other confidential technical programs;

(8)          personnel information, employee payroll and benefits data;

(9)          accounts receivable and accounts payable;

(10)       other financial information, including financial statements, budgets, projections, earnings and any unpublished financial information; and

(11)       correspondence and communications with outside parties.

(iv)       The “Business” of the Res-Care Companies shall mean the business of providing training or job placement services as provided in the Company’s Workforce Services and Youth Services Segments, youth treatment or services, home care or periodic services to the elderly, services to persons with mental retardation and other developmental disabilities, including but not limited to persons who have been dually diagnosed, services to persons with acquired brain injuries, or providing management and/or consulting services to third parties relating to any of the foregoing.

(v)        The term “Person” shall mean an individual, a partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.

(e)        Injunctive Relief, Invalidity of any Provision.  Employee acknowledges that his breach of any covenant contained in this Section 7 will result in irreparable injury to the Res-Care Companies and that the remedy at law of such parties for such a breach will be inadequate.  Accordingly, Employee agrees and consents that each of the Res-Care Companies in addition to all other remedies available to them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Employee of any covenant contained in this Section 7 and no bond or other security shall be required in connection therewith.  If any provision of this Section 7 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable.  The parties further agree to execute all documents necessary to evidence such amendment.

(f)         Advice to Future Employers.     If Employee, in the future, seeks or is offered employment by any other Person, he shall provide a copy of this Section 7 to the prospective employer prior to accepting employment with that prospective employer.

8.         Entire Agreement; Modification; Waiver.  This Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including but not limited to the Prior Agreement.  No supplement, modification, or amendment of this Employment Agreement shall be binding unless executed in writing by all parties hereto (other than as provided in the next to last sentence of Section 7(e) hereof).  No waiver of any of the provisions of this Employment Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

9.         Successors and Assigns; Assignment.  This Employment Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Employment Agreement is intended to be personal to the Employee and the rights and obligations of the Employee hereunder may not be assigned or transferred by him.

10.       Notices.  All notices, requests, demands and other communications required or permitted to be given or made under this Employment Agreement, or any other agreement executed in connection therewith, shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the following addresses (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section):

To the Company:

Res-Care, Inc.

9901 Linn Station Road

Louisville, Kentucky 40223

Attn:	James H. Bloem,
Chairman

To the Employee:

Ralph G. Gronefeld, Jr.

4106 Willow Reed Place

Louisville, Kentucky 40299

11.       Execution in Counterparts.  This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

12.       Further Assurances.  The parties each hereby agree to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by them in this Employment Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Employment Agreement.

13.       Severability of Provisions.  The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof and this Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

14.       Governing Law; Jurisdiction; Venue.  This Employment Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky.  The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this Employment Agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Company.

15.       Tense; Captions.  In construing this Employment Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Employment Agreement shall be ignored.

16.       Survival.  The provisions of Sections 5, 6 and 7 hereof shall survive the termination, for any reason, of this Employment Agreement, in accordance with their terms.

17.       Six Month Delay.  Notwithstanding anything herein to the contrary, if the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) (or any successor thereto) on Employee’s Date of Termination, any severance payment that is in excess of the amount that qualifies as separation pay under Treasury Regulation Section 1.409A-1(b)(9), or that does not qualify as separation pay, shall not begin to be paid until six (6) months after Employee’s Date of Termination.  The Company shall determine, consistent with any guidance issued under Section 409A of the Code, the portion of severance payments that are required to be delayed, if any.

18.       409A Compliance.  The Employee and the Company agree and confirm that this Employment Agreement is intended by both parties to provide for compensation that is exempt from Section 409A of the Code as separation pay (up to the Section 409A limit), and to be compliant with Section 409A of the Code with respect to additional severance compensation and bonus compensation.  This Employment Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder.  Employee is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising from participation herein.  This Employment Agreement shall not be amended or terminated in a manner that would accelerate or delay payment of severance pay or bonus pay except as permitted under Treasury Regulations under Section 409A of the Code.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the dates set forth below.

RES-CARE, INC.

Date:	4/13/11	By:	/s/ James H. Bloem
James H. Bloem
Chairman, Board of Directors

Date:	5/1/11	/s/ Ralph G. Gronefeld, Jr.
Ralph G. Gronefeld, Jr.